EXHIBIT 99.1

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

2011 FIRST QUARTER REPORT

Dear Shareholder:

We are pleased to announce that once again, the International Council for Shopping Centers (“ICSC”) recognized Inland Western for our innovative property marketing programs, as we were honored with one GOLD MAXI and four SILVER MAXI awards for marketing excellence within the retail real estate industry.   ICSC recognizes the premier marketing, community outreach, sales promotions and visual merchandizing programs developed by U.S.-based retail real estate companies and we are honored to be acknowledged by ICSC with the industry’s highest marketing award.  These five MAXI Awards recognize our team’s innovation, collaboration and execution of creative marketing strategies designed to advance our strong tenant and community partnerships, which is an integral component of our goal to be the retail landlord of choice.  Please visit our website at www.inlandwestern.com for additional details.

Inland Western’s first quarter 2011 was earmarked by solid leasing efforts, stabilizing operations and a continued commitment to strengthen the balance sheet.  Below are a few brief highlights from the quarter:

•                  Signed 130 new and renewal leases in the retail operating portfolio for approximately 1.075 million square feet

•                  Renewed 88.1 percent of the leases expiring in the first quarter 2011 within the retail operating portfolio

•                  Reported for the retail operating portfolio 88.5 percent leased, including leases signed but not commenced

•                  Refinanced, repaid and extinguished $276.4 million in debt

•                  Amended and expanded our credit facility to a $585 million senior secured credit facility, including a $435 million senior secured revolving line of credit and a $150 million secured term loan with several banks

•                  Sold two non-core properties aggregating 271,600 square feet for gross sales of $22.8 million, reducing the geographic exposure of the retail operating portfolio from 37 to 35 states

•                  Increased the quarterly distribution to shareholders for the sixth consecutive quarter, declaring a first quarter 2011 distribution of $0.06 per share

We continue to demonstrate solid progress towards our stated goal of positioning this company for future growth.  In alignment with that goal, we are continuing to pursue the initial listing of our existing common stock on a national securities exchange; however, we cannot guarantee that such a listing will occur. During the quarter, we took actionable steps towards a potential listing by, among other things, holding a special meeting of shareholders on February 24, 2011, at which time shareholders voted to approve an amendment and restatement of our charter.

We appreciate your continued support of Inland Western and would like to remind you to visit www.inlandwestern.com for updated company information.  If you have any questions, please contact your financial advisor or Inland Western Investor Relations at 800.541.7661

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Steven P. Grimes
President and Chief Executive Officer

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road Oak Brook, Illinois 60523  800.541.7661  www.inlandwestern.com